SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   March 18, 2009

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11575 Main Street

Suite 400

Broomfield, Colorado 80020

(Address, including zip code, of principal executive offices)

(303) 457-4345

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01            Entry Into Material Definitive Agreements

On March 18, 2009, Corgenix Medical Corporation (the “Company”) entered into a financing agreement secured by all of the assets of the Company (the “Agreement”) with Benefactor Funding Corp., a Colorado corporation (“Benefactor”).  The Company has used the initial proceeds of $800,374 to retire the debt evidenced by convertible term notes that CAMOFI Master LDC, a Cayman Islands company, formerly named DCOFI Master LDC, purchased on May 19, 2005 and December 28, 2005.  The Company will also use the proceeds to retire fifty percent of the debt evidenced by a convertible term note that Truk Opportunity Fund, LLC, a Delaware company; Truk International Fund, LP, a Cayman Islands company purchased on December 28, 2005.  As a result, the proceeds will be used to retire 92.3% of the currently outstanding convertible debt. The Company’s wholly owned subsidiary, Corgenix, Inc. has entered into a financing agreement with Benefactor on substantially similar terms as the Agreement.  The Company and Corgenix Inc. guaranty each other’s obligations to Benefactor.

Under the Agreement, the Company agrees to sell all of the Company’s right, title and interest in and to specified accounts and all merchandise represented by those accounts.

Under the Agreement, which also includes a $250,000 advance secured by the Company’s inventories, the purchase price for each sold account is equal to (i) 85% of the face amount of the account (that figure is 95% for the first 60 days of the Agreement’s term) less certain fees and commissions set forth in the Agreement. The commission rate is 1.4% of the face amount of the underlying account (the “Commission”).  The Company will pay Benefactor no “fee” for the first thirty days of an account’s term, and then will pay .05% of the account’s face amount for each day thereafter (the “Benefactor Fee”).

The Company has agreed to sell at least $300,000 in face amount of accounts receivable for each month that the Agreement is in effect.  If the minimum is not met, the Company must pay, for each such month, 1.4% times $300,000 less the actual amount of receivables sold.

Pursuant to the Agreement, certain recourse events and events of default will trigger early payment obligations of the Company, and Benefactor has certain rights as a secured party in case of any default or recourse event.  One feature that secures the Company’s obligations is the “Reserve Account.”  The operation of the Reserve Account is outlined in the Agreement.

Under the Agreement, the Company makes certain covenants, representations and warranties typical of a secured financing arrangement, and has agreed to report certain information to Benefactor.

Under the Agreement, the Company has granted to Benefactor a security interest in and lien upon all of the Company’s right, title and interest in all of the Company’s assets.

The Agreement will continue in full force and effect for a period of 12 months; however the Company may terminate the Agreement early at any time by giving Benefactor not less than sixty days prior written notice, and Benefactor may terminate the Agreement early at any time without notice should any event of default or recourse event occur.

ITEM 1.02            Termination of a Material Definitive Agreement

The following material definitive agreements have been retired and terminated:

(a)           Secured Convertible Term Note by and between the Company and DCOFI Master LDC, signed May 15, 2005.

(b)           Secured Convertible Term Note by and between the Company and DCOFI Master LDC, signed December 19, 2005.

ITEM 2.01            Completion of Acquisition or Disposition of Assets

See Item 1.01 above, incorporated herein by reference.

Under the Agreement, the purchase price for each account that is sold is equal to (i) the face amount of such account less (ii) the Commission, and less (iii) the Benefactor’s fee, and less (iv) the amount of any trade or cash discounts, credits or allowances, set-offs or any other reductions or adjustments to the account.

ITEM 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above, incorporated herein by reference.

ITEM 9.01            Financial Statements and Exhibits

 a) Not applicable.

b) Not applicable.

c) Not applicable.

d) Exhibits:

Exhibit 1.  Factoring and Security Agreement.

Exhibit 2:  Continuing Guaranty and Waiver.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2009	CORGENIX MEDICAL CORPORATION

	By:	/s/ Douglass T. Simpson

Douglass T. Simpson

President and Chief Executive Officer